Exhibit 16.1

July 1, 2021

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Origin Materials, Inc. (formerly Artius Acquisition Inc.), under Item 4.01 of its Form 8-K filed July 1, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on June 25, 2021, effective immediately. We are not in a position to agree or disagree with other statements of Origin Materials, Inc. (formerly Artius Acquisition Inc.) contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP